Exhibit 99.1

FOR IMMEDIATE RELEASE

CITADEL BROADCASTING NAMES HILARY E. GLASSMAN

SENIOR VICE PRESIDENT AND GENERAL COUNSEL

LAS VEGAS (February 2, 2011) – Citadel Broadcasting Corporation today announced that Hilary E. Glassman has joined Citadel as the Company’s Senior Vice President and General Counsel, reporting to Citadel CEO Farid Suleman.

“We are very fortunate to have Hilary join our management team - her extensive experience in private industry and the investment banking sector will benefit Citadel greatly” said Farid Suleman, CEO of Citadel Broadcasting.

Ms. Glassman was most recently Senior Vice President, General Counsel and Corporate Secretary for Frontier Communications Corporation where she oversaw a team responsible for all legal matters affecting the company. Prior to joining Frontier, she worked at the investment banking firm of Sandler O’Neill & Partners, L.P. as Managing Director and Deputy General Counsel. Ms. Glassman received her J.D. from New York University School of Law in 1987 and is admitted to practice law in New York.

Citadel Broadcasting Corporation is the third largest radio group in the United States with a national footprint reaching more than 50 markets. The company is comprised of 166 FM and 59 AM stations in the nation’s leading markets and also owns and operates Citadel Media, which is one of the country’s largest radio networks.

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Contact:

Anna Cordasco/Jonathan Doorley

Sard Verbinnen & Co.

(212) 687-8080